Exhibit 99.1

DELEK US ANNOUNCES CLOSING OF PURCHASE OF RETAIL FUEL AND
CONVENIENCE STORES FROM CALFEE COMPANY OF DALTON, INC.

FRANKLIN, TN. April 9, 2007 — Delek US Holdings, Inc. (NYSE: DK) today announced that MAPCO Express, Inc., a wholly-owned subsidiary, has completed the purchase of 90 retail fuel and convenience stores from Calfee Company of Dalton, Inc. and affiliated companies (“Calfee”), for approximately $57 million excluding inventory. The Company continues to work toward completing the purchase of the remaining 17 stores that are subject to the parties’ definitive purchase and sale agreement. In the meantime, the Company will operate the remaining stores pursuant to an operating and management agreement between the parties. The Company expects to complete the purchase of the remaining stores for a purchase price of approximately $8 million during the current quarter after necessary closing conditions are satisfied. The stores operate under the brand Favorite Markets, and are located primarily in eastern Tennessee and northern Georgia.  During the previous three fiscal years ending April 30, the 107 stores produced average sales of approximately $242 million, average merchandise sales of $87 million and average fuel sales of 83 million gallons.

Uzi Yemin, President and Chief Executive Officer of Delek US, said, “We are pleased to announce the substantial completion of our third acquisition since our initial public offering in May 2006. With this acquisition, we increase our stores in operation to nearly 500, which represents a strategic milestone. Together with the 43 Fast Petroleum stores acquired last summer, we believe the Favorite Markets stores establish MAPCO as a market leader in the Chattanooga market."

About the Company: Delek US Holdings, Inc. is a diversified energy business focused on petroleum refining, marketing and supply, and retail marketing. The refining segment operates a high conversion, independent refinery, with a design crude distillation capacity of 60,000 barrels per day, in Tyler, Texas. The marketing and supply segment markets refined products through its terminals in Abilene, Texas and San Angelo, Texas as well as other third party terminals. The retail segment markets gasoline, diesel and other refined petroleum products and convenience merchandise through a network of company-operated retail fuel and convenience stores, operated under the MAPCO Express®, MAPCO Mart™, East Coast®, Favorite Markets™ and Discount Food Mart™ brand names.

Safe Harbor Provisions Regarding Forward-Looking Statements: Statements in this press release concerning matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. The forward-looking statements are based upon current expectations and involve a number of risks and uncertainties that could cause actual results and events to differ materially from the results and events anticipated or implied by such forward looking statements.

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These risks and uncertainties include, but are not limited to: our competitive position and the effects of competition; the projected growth of the industry in which we operate; management’s ability to execute its strategy of growth through acquisitions and transactional risks in acquisitions; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the Securities and Exchange Commission. The past results achieved by Calfee in operating its stores and the future results to be achieved by the Company in operating the Calfee stores may differ. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Investor Relations Contact:
Assi Ginzburg	Scott Brittain
Vice President of Strategic Planning	Kristina Korte
Delek US Holdings, Inc.	Corporate Communications Inc.
615/224-1179	615-254-3376

U.S. Media Contact:	Israel Media Contact:
Paula Lovell	Lior Chorev
Lovell Communications Inc.	Arad Communications
615-297-7766	011-972-3-644-0404
615-972-2964 (Cell)

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